Exhibit 10.1
AMENDMENT TO THE
EMPLOYMENT AGREEMENT
     THIS AMENDMENT (the “Amendment”) to the Employment Agreement (the “Agreement”), dated as of the 12th day of January, 2004 and amended effective as of the 5th day of February, 2008, between Aspen Insurance U.S. Services, Inc., a Delaware corporation (the “Employer”), and Brian M. Boornazian (the “Executive”), is made effective as of the 28th day of October, 2008:
R E C I T A L S:
     WHEREAS, the Executive and the Employer have entered into a written agreement setting forth the terms and conditions of the Executive’s employment with the Employer and the services to be rendered by him to Aspen Re America Inc. (the “Company”); and
     WHEREAS, the Employer and the Executive have determined that it would be in the best interests of the Executive to amend the Agreement to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     NOW THEREFORE, the Agreement is amended as follows:
     1. Subparagraph 3(c) is amended by adding the following clause at the end thereof:
     “, provided that payment of such annual bonus, if any, shall be made no later than March 15th of the calendar year following the calendar year in which the bonus was earned.”
     2. Paragraph 6 is amended by adding the following sentences to the end thereof:
     “Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.”
     3. Subparagraph 7(c) is restated in its entirety as follows:
     “(c) By Executive for Good Reason.
     (i) The Executive may terminate the Executive’s employment and the Term of Employment for Good Reason by delivering to the Employer and the Company written Notice of Termination within 90 days of the existence of Good Reason, provided that the Employer and/or the Company does not cure the Good Reason condition stated in such notice within 60 days of its receipt thereof and such termination occurs no later than two years after the initial existence of the Good Reason condition stated in the Notice of Termination.
     (ii) For purposes of this Agreement, “Good Reason” means (A) a material diminution in the Executive’s responsibilities, duties, or authority provided for in this Agreement at the Effective Date; (B) a material reduction in Executive’s Annual Base

Salary; or (C) a material breach by either the Company or the Employer of any of their respective other obligations contained in this Employment Agreement.”
     4. Subparagraph 8(b) is amended by adding the following language to the end of clause (iii):
     “, provided that reimbursement of such unreimbursed business expenses shall be no later than the last day of the calendar year following the calendar year in which the relevant expense was incurred.”
     5. Paragraph 8 is amended by adding the following additional subparagraphs to the end thereof:
     “(d) Separation from Service. Notwithstanding any provision in the Agreement to the contrary, no payment shall become payable to the Executive under Paragraph 8 of this Agreement as a result of the termination of the Executive’s employment, unless such termination of employment constitutes a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the United States Internal Revenue Code of 1986, as amended (the “Code”).
     (e) Six-Month Delay. Notwithstanding any provision in the Agreement to the contrary, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”) and the right to any payment (including the provision of benefits) hereunder as a result of such Separation from Service provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Section 409A of the Code. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first business day following the date that is six months following the Separation Date or, if earlier, the date of the Executive’s death.
     (f) Separation Pay. Notwithstanding any provision in the Agreement to the contrary, to the extent that any payment to the Executive upon his Separation from Service in accordance with subparagraph 8(a) does not exceed two times the lesser of (i) the sum of the Executive’s Annual Base Salary for the calendar year preceding the calendar year in which the Separation from Service occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive experiences a Separation from Service, and provided that such payment will be paid no later than the last day of the second calendar year after the calendar year in which the Executive’s Separation from Service occurs, such payment shall not be subject to the delay described in Paragraph 8(e).
     (g) Separate Payments. Notwithstanding any provision in the Agreement to the contrary, to the extent that any payment to the Executive upon his Separation from Service in accordance with subparagraph 8(a) is paid periodically, each such payment shall be considered a separate payment.”

     6. Paragraph 9 is amended by adding the following clause to the end thereof:
     “; provided that if such release is not executed within 30 days of the Executive’s Separation from Service, all amounts payable under this Agreement as a result of such Separation from Service shall be forfeited.”
     7. Subparagraph 13(a) is amended by deleting the second sentence and adding the following clause to the end of the first sentence thereof:
     “; provided that such indemnification shall only be provided to the extent that such liabilities, suits, claims, actions or causes of actions arise with respect to the Executive’s actions or failures to act in his capacity of as an Executive of the Company.”
     8. Paragraph 17 is amended by adding the following subparagraph (k) to the end thereof:
     “(k) Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.”
     9. The February 5, 2008 Addendum to the Agreement is restated in its entirety as follows:
“Termination by Consolidation or Reorganization; Change in Control
(a) If the employment of the Executive hereunder shall be terminated solely by reason of the liquidation of any affiliate for the purposes of consolidation or reorganization or as part of any arrangement for the consolidation of the undertaking of such affiliate not involving liquidation (in each case, other than a “Change in Control”, as defined below) and the Executive shall be offered employment with the consolidated or reorganized company on the same terms as the terms of this Agreement, the Executive shall have no claim against the Company or any affiliate in respect of the termination of his employment by the Company.
(b) If the employment of the Executive hereunder shall be terminated by the Company without Cause or by the Executive with Good Reason within the six-month period prior to a Change in Control or within the two-year period after a Change in Control, in addition to the benefits provided in subparagraph 8(a), the Executive shall be entitled to the additional following benefits: other than share options and other equity-based awards granted prior to the date of this Agreement, which shall vest and be exercisable in accordance with the terms of their grant agreements, all share options and other equity-based awards shall immediately vest, become payable in full and immediately settled and distributed and remain exercisable for the remainder of their terms.

(c) For purposes of this Agreement, “Change in Control” shall have the same meaning as under the Aspen Insurance Holdings 2003 Share Incentive Plan as in effect as of the date hereof, provided that such Change in Control shall not accelerate any award described above in paragraph (b) of the Addendum which constitutes “deferred compensation” under Section 409A of the Code unless such Change in Control is a “change in control event” as defined in Section 1.409A-3(i)(5) of the Treasury Department Regulations.”
Except as expressly amended herein, the provisions of the Agreement shall remain in full force and effect.
This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

ASPEN INSURANCE U.S. SERVICES, INC.

By:	/s/ Courtney Driscoll

AGREED AND ACKNOWLEDGED AS
OF THE EFFECTIVE DATE OF THE
AMENDMENT ABOVE WRITTEN:

/s/ Brian Boornazian Brian M. Boornazian